UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB Value Partners, LP AB Value Management LLC Andrew T. Berger Bradley L. Radoff Mary Bradley
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On August 10, 2022, the AB Value-Radoff Group issued the following press release:

Glass Lewis Joins ISS in Recommending Rocky Mountain Chocolate Factory Stockholders Vote FOR AB Value-Radoff Group’s Highly Qualified Nominee

Second Leading Independent Proxy Advisory Firm Supports the Addition of Either the AB Value-Radoff Group’s Nominee or its Proposed Mutually Agreed Upon Director Candidate

Glass Lewis Describes the Company’s Recent Actions as “Erratic and Unprecedented”

Vote the BLUE Proxy Card Today for Improved Governance at Rocky Mountain

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the "AB Value-Radoff Group" or "we"), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) ("Rocky Mountain" or the "Company"), today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm, has recommended the Company’s stockholders vote on the BLUE proxy card to elect the AB Value-Radoff Group’s independent nominee. The recommendation from Glass Lewis follows Institutional Shareholder Services Inc. (“ISS”) recently recommending stockholders vote for change on the BLUE proxy card.

In its full report, Glass Lewis affirmed the AB Value-Radoff Group’s case for boardroom change at Rocky Mountain:1

•	“[…] there appears to be valid cause for ongoing shareholder concern from a corporate governance perspective.”

•	“[…] the Company's recent actions of first publicly imploring the Dissidents to accept the board's own settlement proposal only to publicly back out of the deal after the Dissidents agreed could likewise be described as erratic and unprecedented.”

•	“In our view, the Company's stated reasons for reneging on the apparent settlement agreement at the last minute do not pass muster.”

•	“Furthermore, as the Dissidents highlight in their materials, RMCF's total shareholder returns have been meaningfully negative during [Mr. Seabert’s] tenure on the board.”

1 Permission to quote Glass Lewis was neither sought nor obtained.

•	“While [Mr. Seabert’s] service on RMCF's audit committee is notable, given his lack of relevant industry experience outside of RMCF and his limited public company board experience, as well as his personal ties to RMCF's former CEO, who only recently left the Company, we believe the Company could be overstating his importance and we further question whether he is the best fit for the board at this time amid the other board and management changes.”

With respect to the AB Value-Radoff Group’s nominee and proposed mutually agreed upon director candidate, Glass Lewis noted:

•	“…[I]t would seem to us that Ms. Sutton's experience in the food industry, with franchising and in terms of corporate governance would more than adequately fulfill the board's stated prerequisites for a seventh director joining the board.”

•	“In all cases, we believe the election or negotiated addition of another director who has applicable industry experience (most likely being either Ms. Bradley or Ms. Sutton) will help the Company formulate and execute a turnaround plan and growth strategy with the objective of improving RMCF's performance, governance and shareholder returns.”

The AB Value-Radoff Group commented:

“We are very pleased that Glass Lewis has joined ISS in recommending stockholders vote on the BLUE proxy card for our highly qualified nominee. We agree that it is in the best interest of stockholders for a new female director with independent perspectives and additive experience in corporate leadership, franchising and the broader food industry to join Rocky Mountain’s Board at this critical juncture. We do not believe Brett Seabert should continue serving as a director of the Company given his lack of relevant experience, track record of overseeing significant value destruction and ties to the failed founder-led era.

Although Rocky Mountain seems intent on stonewalling negotiations, we want stockholders to know that we will continue our efforts to reach a good faith settlement with the Company. Adding a highly qualified female director to the Board – as Glass Lewis notes – would help Rocky Mountain execute a turnaround plan to improve the Company’s abysmal corporate governance and persistent financial underperformance.”

VOTE THE BLUE PROXY CARD TODAY!

Contacts

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com